UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 2, 2007

INTERACTIVE SYSTEMS WORLDWIDE INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-21831	22-3375134
(Commission File Number)	(IRS Employer Identification No.)

2 Andrews Drive, West Paterson, NJ	07424
(Address of Principal Executive Offices)	(Zip Code)

(973) 256-8181

(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As disclosed in a current report on Form 8-K filed by Interactive Systems Worldwide, Inc. (the “Company”) on April 30, 2007, Harold Rapaport, who had been an independent director and member of the Audit Committee of the Company’s Board of Directors, recently passed away. In accordance with the NASDAQ Marketplace Rules, the Company notified NASDAQ of this event, and that accordingly the Company was no longer in compliance with NASDAQ audit committee requirements. On May 2, 2007, the Company received notice from NASDAQ Listing Qualifications Staff that, as a result of the death of Harold Rapaport, the Company no longer complies with NASDAQ Marketplace Rule 4350(d)(2), which requires the Company to have an audit committee of at least three independent directors as defined by NASDAQ rules. There are currently two independent directors on the Company’s Audit Committee and one vacancy.

Pursuant to NASDAQ Marketplace Rule 4350(d)(4), the Company has a cure period until the earlier of April 26, 2008 or the Company’s next annual meeting of stockholders to fill the Audit Committee vacancy, thereby evidencing compliance with NASDAQ’s audit committee requirement. However, in the event the Company’s next annual meeting is held before October 23, 2007, the Company must evidence compliance with the audit committee requirement by that date.

The Nominating Committee of the Company’s Board of Directors has begun a search to find a new independent director who would be qualified to serve on the Company’s Audit Committee.

As previously announced, pursuant to the Company’s request, the Company is scheduled to appear before the NASDAQ Listing Qualifications Panel on May 17, 2007 to present the Company’s plan to evidence compliance with the $2,500,000 stockholders’ equity requirement for continued listing on the NASDAQ Capital Market, as required by NASDAQ Marketplace Rule 4310(C)(2)(B). The Company’s securities will remain listed on NASDAQ pending the issuance of the Panel’s decision; however, there can be no assurance that the Panel will grant the Company’s request for continued listing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERACTIVE SYSTEMS WORLDWIDE INC (Registrant)

Date: May 7, 2007	By:	/s/ Bernard Albanese
Bernard Albanese
Chief Executive Officer